                                                                      Exhibit 21


                        DIRECT AND INDIRECT SUBSIDIARIES

                                       OF

                                STANT CORPORATION
                          ----------------------------


                                                               Jurisdiction of
Name                                         % of Ownership     Incorporation
----                                         --------------    ---------------
Epicor Industries, Inc.                           100            Delaware
   Aplicadores Mexicanos, S.A. de C.V.            100             Mexico
   Auto Industrial de Partes, S.A. de C.V.        100             Mexico
   Edelmann, S.A. de C.V.                         100             Mexico
Fedco Automotive Components Company, Inc.         100            Delaware
Standard-Thomson Corporation                      100            Delaware
   Thomson International Corporation              100            Delaware
Stant Manufacturing Inc.                          100            Delaware
Trico Products Corporation                        100            New York
   Trico Latinoamericana S.A.                     100            Argentina
   Trico Holding Corporation                      100            Delaware
        Trico Technologies Corporation            100            Delaware
           Trico Componentes, S.A. de C.V.        100             Mexico
   Trico International Limited                    100              Guam
   Trico Limited                                  100              U.K.
        Trico Developments Co. Ltd.               100              U.K.
        Trico Products Ltd.                       100              U.K.
   Trico Pty. Ltd.                                100            Australia


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